Exhibit 4.5

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

between

JOSTENS HOLDING CORP.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of October 4, 2004

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 4, 2004, by and among Jostens Holding Corp, a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof.

RECITALS

WHEREAS, the Company has entered into that certain Contribution Agreement, dated as of July 21, 2004, with Fusion Acquisition LLC, a Delaware limited liability company (“KKR”), (the “Contribution Agreement”), pursuant to which KKR has agreed to contribute the capital stock of Von Hoffmann Holdings Inc. and AHC I Acquisition Corp. in exchange for 2,664,356 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and 1 share of the Company’s Class C common stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”);

WHEREAS, following the closing of the transactions contemplated by the Contribution Agreement, (i) KKR shall beneficially own 45.2% of the Company’s Class A Common Stock and the Class C Common Stock shall represent 4.8% of the voting securities of the Company and (ii) DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. MBP III Plan Investors, L.P. (collectively, the “DLJMB Funds”) shall beneficially own 45.2% of the Company’s Class A Common Stock (each of KKR and the DLJMB Funds an “Investor Stockholder” and, together, the “Investor Stockholders”); and

WHEREAS, the Company has agreed to provide registration rights with respect to certain securities held by the Investor Stockholders to be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Demand Party” has the meaning assigned to such term in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holder” means the Investor Stockholders and any other holder of Registrable Securities (including any direct or indirect transferees of an Investor Stockholder or its Affiliates who has acquired Registrable Securities from an Investor Stockholder not in violation of the Stockholders Agreement).

“Closing” has the meaning assigned to such term in the Contribution Agreement.

“Investor Stockholder” has the meaning assigned to such term in the recitals.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“IPO Date” means the first date of the issuance of Common Stock in an IPO.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the NASD Automated Quotation System.

“Other Holders” means Persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder, including, without limitation, that (i) certain Management Stockholders’ Agreement, dated July 29, 2003 between the Company, the DLJMB Funds and certain members of the Company’s management and (ii) certain Syndicate Stockholders Agreement, dated September 3, 2003 between the Company, the DLJMB Funds and certain syndicate stockholders of the Company.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Registrable Securities” means any shares of Common Stock currently held or hereafter acquired by the Investor Stockholders pursuant to the Contribution Agreement or by any other means and any other securities issued or issuable with respect to any such shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.  As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (c) such securities shall have ceased to be outstanding.  For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of shares of Common Stock which are Registrable Securities, including shares issuable upon the conversion, exchange or exercise of any security convertible, exchangeable or exercisable into Common Stock.

“Registration Expenses” means any and all expenses incident to performance of or compliance with this Agreement (other than underwriting discounts and commissions paid to underwriters and transfer taxes, if any), including (a) all SEC and securities exchange or NASD registration and filing fees, (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or NASD pursuant to Section 2.3(g)(i) and all rating agency fees, (e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (f) the reasonable fees and disbursements of counsel selected pursuant to Section 2.9, (g) any fees and disbursements customarily paid by the issuers of securities, and (h) expenses incurred in connection with any road show (including the reasonable out-of-pocket expenses of the Investor Stockholders).

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of the date hereof, by and between the Company and the stockholders of the Company party thereto.

SECTION 1.2  Other Definitional Provisions.  (a)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.1  Incidental Registrations.  (a)  If the Company at any time after the IPO Date proposes to register Common Stock under the Securities Act (other than a registration filed by the Company in connection with the IPO or a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to all Holders of its intention to do so and of such Holders’ rights under this Article II.  Upon the written request of any such Holder made within 15 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will use its commercially reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided that (i) if, at any time after giving written notice of its intention to register any securities, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences as may be customary or appropriate in combined primary and secondary offerings.  If a registration requested pursuant to this Section involves an underwritten public offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register any of such securities in connection with such registration.  The registrations provided for in this Section 2.1 are in addition to, and not in lieu of, registrations made upon the request of the Investor Stockholders in accordance with Section 2.2.

(b)  Expenses.  The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.1.

(c)  Priority in Incidental Registrations.  If a registration pursuant to this Section 2.1 involves registration for sale of securities for the Company’s own account (which may include securities pursuant to the exercise of piggyback rights under this Agreement or agreements with Other Holders but shall not be deemed to include a registration by any Holder or Other Holder exercising a demand registration right) and is an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Company (an “Adverse Effect”), then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell, and (b) second, to the extent of the amount of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having an Adverse Effect, the amount of Registrable Securities which the Holders and the Other Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders and the Other Holders on the basis of the relative amount of Registrable Securities each such Holder and Other Holder has requested to be included in such registration (provided that any such amount thereby allocated to any such Holder or Other Holder that such Holder or Other Holder withdraws shall be reallocated among the remaining requesting Holders and Other Holders in like manner).

SECTION 2.2  Registration on Request.  (a)  Upon the written request of any of the Investor Stockholders (provided that no transferee of an Investor Stockholder or its Affiliates or of any transferee shall be permitted to request a registration pursuant to this Section 2.2 unless the right to make such a request was transferred in writing to such transferee by the Investor Stockholder or its Affiliates, a copy of which written agreement shall be provided to the Company) (any such Holder, the “Demand Party”) requesting that the Company effect the registration under the Securities Act of all or part of such Demand Party’s Registrable Securities and specifying the amount and intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all other Holders, and thereupon will, as expeditiously as possible, use its commercially reasonable best efforts to effect the registration under the Securities Act of:

(i)  the Registrable Securities which the Company has been so requested to register by the Demand Party; and

(ii)  all other Registrable Securities which the Company has been requested to register by any other Holder thereof by written request given to the Company within 15 days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company shall not be required to effect a registration pursuant to this Section 2.2 upon the request of a Demand Party on any form other than Form S-3 (or any successor form) if the Company has previously effected a number of registrations of Registrable Securities under this Section 2.2 upon the request of a Demand Party on any form other than Form S-3 (or any successor form) equaling or exceeding 8 and 8 with respect to KKR and the DLJMB Funds, respectively; and provided, further, that, the Company shall not be obligated to file a registration statement relating to any registration request under this Section 2.2 within a period of 90 days after the effective date of any other registration statement relating to any registration request under this Section 2.2 or to any registration effected under Section 2.1 whether or not Registrable Securities are included therein

(except (A) in the case of a registration effected under Section 2.1, any shorter period as the underwriters may permit and (B) in the case of an IPO, such longer period as the underwriters may require but not more than 180 days); and provided, further, that in the case of a registration effected under Section 2.1, the Company may not delay such registration pursuant to the immediately preceding proviso more than once in any 360 day period unless Registrable Securities in an amount of not less than 75% of the number of Registrable Securities requested to be included in such registration are included in such registration; and provided, further, that the Company shall not be required to effect a registration pursuant to this Section 2.2 unless the Holders of securities requesting registration propose to dispose of shares of Common Stock having an aggregate price to the public (before deducting underwriting discounts and expenses of sale) of at least $10,000,000.

(b)  Registration Statement Form.  The Company shall select the registration statement form for any registration pursuant to this Section 2.2; provided that if any registration requested pursuant to this Section 2.2 is proposed to be effected on Form S-3 (or any successor or similar short-form registration statement) and is in connection with an underwritten offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to include in such registration statement information not required to be included pursuant to such form, then the Company will supplement such registration statement as reasonably requested by such managing underwriter.

(c)  Expenses.  The Company will pay all Registration Expenses in connection with registrations of Registrable Securities pursuant to this Section 2.2.

(d)  Effective Registration Statement.  A registration requested pursuant to this Section 2.2 will not be deemed to have been effected for purposes of this Section 2.2 and 2.3(q) unless it has become effective and has remained continuously effective for a period of nine months or such shorter period which will terminate when all of the Registrable Securities requested to be registered thereunder have been sold.

(e)  Selection of Underwriters.  If a requested registration pursuant to this Section 2.2 involves an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

(f)  Priority in Requested Registrations.  If a requested registration pursuant to this Section 2.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration (including securities of the Company which are not Registrable Securities) would be likely to have an Adverse Effect in such offering as contemplated by the Holders, then the Company shall include in such registration only the Registrable Securities of the Holders and Other Holders requested to be included in such registration.  In the event that the number of Registrable Securities of the Holders and Other Holders requested to be included in such registration exceeds the number which, in the opinion of such managing underwriter, can be sold without having an Adverse Effect, the number of such Registrable Securities to be included in such registration shall be allocated pro rata among all such requesting Holders and Other Holders on the basis of the relative number of shares of Registrable Securities then held by each such Holder and Other Holders (provided that any shares thereby allocated to any such Holder or Other Holder that exceed such Holder’s or Other Holder’s request shall be reallocated among the remaining requesting Holders and Other Holders in like manner).  In the event that the number of Registrable Securities to be included in such registration is less than the number which, in the opinion of the managing underwriter, can be sold without having an Adverse Effect, the Company may include in such registration the securities the Company proposes to sell up to the number of securities that, in the opinion of such managing underwriter, can be sold without having an Adverse Effect.  If the managing underwriter of any underwritten offering shall advise the Holders and Other Holders participating in a registration pursuant to this Section 2.2 that the Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party, then the Demand Party shall have the right to notify the Company that it has determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement.

(g)  Postponements in Requested Registrations.  Notwithstanding Section 2.2(f), (i) if the Company shall at any time furnish to the Holders a certificate signed by its chairman of the board, chief executive officer, president or any other of its authorized officers stating that the filing of a registration statement would require the disclosure of material information the disclosure of which would, in the good faith judgment of the Board, have a material adverse effect on the business, operations or prospects of the Company, the Company may postpone the filing (but not the preparation) of a registration statement required by this Section 2.2 for up to 45 days and (ii) if the Board determines in its good faith judgment, that the registration and offering otherwise required by this Section 2.2 would have an adverse effect on a then contemplated public offering of the Company’s Common Stock, the Company may postpone the filing (but not the preparation) of a registration statement required by this Section 2.2, during the period starting with the 30th day immediately preceding the date of the anticipated filing of, and ending on a date 90 days (or such shorter period as the managing underwriter may permit) following the effective date of, the registration statement relating to such other public offering; provided that the Company shall at all times in good faith use its commercially reasonable best efforts to cause any registration statement required by this Section 2.2 to be filed as soon as possible and; provided, further, that the Company shall not be permitted to postpone registration pursuant to this Section 2.2(g) more than once in any 360-day period.  The Company shall promptly give the Holders requesting registration thereof pursuant to this Section 2.2 written notice of any postponement made in accordance with the preceding sentence.   If the Company gives the Holders such a notice, the Holders shall have the right, within 15 days after receipt thereof, to withdraw their request in which case, such request will not be counted for purposes of this Section 2.2 or 2.3(q).

SECTION 2.3  Registration Procedures.  If and whenever the Company is required to use its commercially reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will promptly:

(a)  prepare and, in any event within 60 days (45 days in the case of a Form S-3 registration) after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective within 90 days of the initial filing;

(b)  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of nine months (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 2.3(a) or (b), the Company will furnish to counsel selected pursuant to Section 2.9 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

(c)  furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

(d)  use its commercially reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(e)  notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)  otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

(g)  (i) if such Registrable Securities are Common Stock (including Common Stock issuable upon conversion, exchange or exercise of another security), use its commercially reasonable best efforts to list such Registrable Securities on any securities exchange or authorize for quotation on each other market (including, if applicable, Nasdaq) on which the Common Stock is then listed or authorized for quotation if such Registrable Securities are not already so listed or authorized for quotation; and (ii) use its commercially reasonable best efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(h)  enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 2.7 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

(i)  obtain a “cold comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “cold comfort” letters as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;

(j)  make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such managing underwriter(s), all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement (subject to each party referred to in this clause (j) entering into customary confidentiality agreements in a form reasonably acceptable to the Company);

(k)  notify counsel (selected pursuant to Section 2.9 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(l)  make every commercially reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(m)  if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(n)  cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

(o)  obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

(p)  cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

(q)  use its commercially reasonable best efforts to make available the executive officers of the Company to participate with the Holders of Registrable Securities and any underwriters in any “road shows” that may be reasonably requested by the Holders in connection with distribution of the Registrable Securities.

SECTION 2.4  Information Supplied.  The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request.

SECTION 2.5  Restrictions on Disposition.  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(e), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3(e), and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.  In the event the Company shall give any such notice, the period mentioned in Section 2.3(a) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.3(e) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3(e).

SECTION 2.6  Seller Agreements.  Each Holder of Registrable Securities agrees that it will comply with the provisions of the Securities Act with respect to the disposition of all of its Registrable Securities covered by such registration statement and will sell such securities in accordance with the methods of distribution set forth in such registration statement.

SECTION 2.7  Indemnification.  (a)  In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2.1 or 2.2, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each of the directors, officers, members or general and limited partners (and any director, officer, and controlling Person of any of the foregoing), and each other Person, if any, who controls such seller within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or behalf of such seller specifically stating that it is for use in the preparation thereof.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by any seller.

(b)  Each seller of any Registrable Securities in any registration statement filed in accordance with Section 2.2 or 2.3 herein, shall and hereby does, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.7(a)) the Company, its directors, officers (and any controlling Person) and all other prospective sellers, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective directors, officers or controlling Persons and shall survive the transfer of securities by any seller.  In no event shall the indemnification or contribution liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.  The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2.1 or 2.2 hereof, that the Company have received an undertaking reasonably satisfactory to it that a prospective seller will indemnify any underwriter to the same extent set forth in this Section 2.7(b).

(c)  Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 2.7, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice.  In case any such action or proceeding is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the indemnified party without the consent of the indemnifying party, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, if in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding or the indemnifying party does not assume the defense of any such action or proceeding within a reasonable time after notice of commencement, the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all indemnified parties in each jurisdiction who shall be approved by the majority of the participating Holders in the registration in respect of which such indemnification is sought.  No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder.

(d)  (i)  If the indemnification provided for in this Section 2.7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations, but subject to the limitations set forth in Section 2.7(b).  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party under this Section 2.7(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(ii)  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 2.7(d)(i).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)  Indemnification similar to that specified in this Section 2.7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any law or with any governmental authority other than as required by the Securities Act.

(f)  The obligations of the parties under this Section 2.7 shall be in addition to any liability which any party may otherwise have to any other party.

SECTION 2.8  Required Reports.  The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.  Without limiting the foregoing, the Company agrees that:

(a)  it will, if required by law, maintain a registration statement (containing such information and documents as the SEC shall specify) with respect to the Common Stock under Section 12 of the Exchange Act and will timely file such information, documents and reports as the SEC may require or prescribe for companies whose stock has been registered pursuant to said Section 12; and

(b)  it will, if a registration statement with respect to the Common Stock under Section 12 is effective, or if required by Section 15(d) of the Exchange Act, make whatever filings with the SEC or otherwise make generally available to the public such financial and other information as may be necessary to enable the Holders of Registrable Securities to be permitted to sell shares of Common Stock pursuant to the provisions of Rule 144 promulgated under the Securities Act (or any successor rule or regulation thereto).

The Company represents and warrants that any registration statement or any information document or report filed with the SEC in connection with the foregoing or any information so made public shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.  The Company agrees to indemnify and hold harmless (or to the extent the same is not enforceable, make contribution to) the seller of Registrable Securities, and each of the directors, officers, members or general or limited partners, employees and agents and each broker, dealer or underwriter (within the meaning of the Securities Act) acting for any such seller in connection with any offering or sale by such seller of Registrable Securities or any person, firm or corporation controlling (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller and any such broker, dealer or underwriter from and against any and all losses, claims, damages, liabilities or expenses (or actions in respect thereof) arising out of or resulting from any breach of the foregoing representation or warranty, all on terms and conditions comparable to those set forth in Section 2.7 of this Agreement.

SECTION 2.9  Selection of Counsel.  In connection with any registration of Registrable Securities pursuant to Sections 2.1 and 2.2 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

SECTION 2.10  Holdback Agreements.  If any registration pursuant to Section 2.2 hereunder shall be in connection with an underwritten public offering, the Company agrees not to effect any public sale or distribution of any Common Stock of the Company (or securities convertible into or exchangeable or exercisable for Common Stock) (in each case, other than as part of such underwritten public offering and other than pursuant to a registration on Form S-4 or S-8) for its own account, within 90 days (or such shorter period as the managing underwriters may require) after, the effective date of such registration (except as part of such registration).  Each Holder agrees not to effect any public sale or distribution (other than a distribution-in-kind to the limited partners of such Holder; provided that such limited partner upon the reasonable request of the managing underwriters agrees to be bound by this Section 2.10) of any Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) within 180 days (or such shorter period as the managing underwriters may require) following the IPO of the Company.

SECTION 2.11  Other Agreements.  The Company covenants and agrees that, so long as any Person holds any Registrable Securities in respect of which any registration rights provided for in Section 2.2 of this Agreement remain in effect, the Company will not, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of (i) rights of registration in the nature or substantially in the nature of those set forth in Section 2.1 of this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration or (ii) demand registration rights exercisable prior to such time as the Investor Stockholders can first exercise their rights under Section 2.2.

ARTICLE III

MISCELLANEOUS

SECTION 3.1  Recapitalizations, Exchanges, Etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

SECTION 3.2  Termination.  The provisions of this Agreement (other than Section 2.7) shall terminate at such time as there shall be no Registrable Securities outstanding.  Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 3.3  Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Holders unless such modification, amendment or waiver is approved in writing by the Company and the Holders of sixty percent (60%) of the Registrable Securities and by each of the Investor Stockholders; provided that no amendment modification or waiver shall be effective against any Holder unless such amendment, modification or waiver does not treat such Holder differently (each, a “Differently Treated Holder”) in any respect from any other Holder (except with the written consent of the majority in interest of the Differently Treated Holders).  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 3.4  Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and, with respect to the Holders, subject to the terms of the Stockholders Agreement, permitted assigns.

SECTION 3.5  Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile if sent during normal business hours of the recipient, if not, then on the next business day, so long as such facsimile is also sent by overnight courier on the same day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent, with respect to the Company and the Investor Stockholders, to their respective addresses specified in the Contribution Agreement (or at such other address as any such party may specify by like notice) and, with respect to any other Holder, to the address of such Holder as shown in the stock record books of the Company (or at such other address as any such Holder may specify to all of the above by like notice).

SECTION 3.6  Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 3.7  Entire Agreement.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 3.8  Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 3.9  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed in all respects by the laws of the State of New York.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  The parties hereto hereby irrevocably waive any right which they may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 3.10  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 3.11  Effective Date.  This Agreement shall become effective immediately upon the Closing.

SECTION 3.12  Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 3.13  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 3.14  No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of the Investor Stockholders or the Company or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Investor

Stockholders or the Company or any current or future member of the Investor Stockholders or the Company or any current or future director, officer, employee, partner or member of the Investor Stockholders or the Company or of any Affiliate or assignee thereof, as such for any obligation of the Investor Stockholders or the Company under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 3.15  Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date set forth in the first paragraph hereof.

JOSTENS HOLDING CORP.

By:	/s/ David Tayeh
Name: David Tayeh
Title: Chief Financial Officer

FUSION ACQUISITION LLC

By:	/s/ Alexander Navab
Name: Alexander Navab
Title: President

DLJ MERCHANT BANKING PARTNERS III, L.P.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

DLJ OFFSHORE PARTNERS III-1, C.V.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

DLJ OFFSHORE PARTNERS III-2, C.V.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

DLJ OFFSHORE PARTNERS III, C.V.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

DLJ MB PARTNERS III GmbH & Co. KG

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

MILLENNIUM PARTNERS II, L.P.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

MBP III PLAN INVESTORS, L.P.

By:	/s/ George R. Hornig
Name: George R. Hornig
Title: Managing Director

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